Exhibit 99.1

For Immediate Release

For more information, please contact:
Kara Cowie | NIC Inc
Director of Corporate Communications
816-813-2350 | Kara.Cowie@egov.com

NIC Inc. Appoints Former Kansas City Mayor Sylvester “Sly” James to Board of Directors

OLATHE, Kan. – August 31, 2020 – Technology champion and municipal leader Sylvester “Sly” James, Jr., is joining the Board of Directors of NIC Inc., a digital government solutions and payments company headquartered in Olathe, Kan.

During his two terms as mayor of Kansas City, Mo., Mayor James launched the Emerging Technology Initiative, making Kansas City a Smart City and using digital solutions to improve the delivery of city services and enhancing the citizen experience.

“Mayor James’ impressive track record as a bipartisan leader and proponent of digital government directly align with NIC’s commitment to leveraging technology to provide essential government services to citizens and businesses alike,” said Harry Herington, NIC CEO and Chairman of the Board. “Mayor James is one of the country’s most popular and respected municipal leaders. I have confidence he will have tremendous influence as a member of the NIC Board of Directors in 2020 and beyond.”

After serving his country as a military police officer in the Marine Corps, Mayor James enjoyed a successful legal career, spanning almost three decades. He served as Kansas City’s mayor from 2011-2019 and then started Wickham James Strategies & Solutions with his Chief of Staff, Joni Wickman. He has served as President of the Kansas City Metropolitan Bar Association and Chair of the African American Mayors Association, in addition to numerous other leadership positions on boards and commissions.

“My experience as mayor showed me how critical it is to make government services more accessible to everyone in the community and how digital solutions can increase government efficiency,” said Mayor

James. “I am excited to continue advancing digital government, not just in Kansas City but across the country, as a member of the NIC Board of Directors.”

About NIC Inc. NIC (Nasdaq: EGOV) is a leading digital government solutions and payments company, serving more than 7,000 federal, state and local government agencies across the nation. With headquarters in Olathe, Kan., NIC partners with the majority of U.S. states to deliver user-friendly digital services that make it easier and more efficient to interact with government – providing valuable conveniences like applying for unemployment insurance, submitting business filings, renewing licenses, accessing information and making secure payments without visiting a government office. In the COVID-19 era and beyond, NIC helps government agencies rapidly deliver digital solutions to provide essential services to citizens and businesses alike. Having served the public sector for nearly 30 years, NIC continues to evolve with its federal, state and local government partners to deliver innovative and cost-effective digital government to constituents. Learn more at www.egov.com.